EXHIBIT 3.1

CERTIFICATE OF FORMATION

OF

PG&E RECOVERY FUNDING LLC

Pursuant to §18-201 of the Delaware Limited Liability Company Act, the undersigned does hereby submit this Certificate of Formation for the purpose of forming a limited liability company.

FIRST:	The name of the limited liability company is PG&E Recovery Funding LLC.

SECOND:

The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801. The name of the registered agent at such address is The Corporation Trust Company.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of PG&E Recovery Funding LLC, this 4th day of June, 2021.

By:	/s/ MONICA KLEMANN
Name: Monica Klemann
Title: Authorized Person

State of Delaware
Secretary of State
Division of Corporations
Delivered 05:37 PM 06/04/2021
FILED 05:37 PM 06/04/2021
SR 20212361615 – File Number 5975232